Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-109548

PROSPECTUS
                                  IHEALTH, INC.

                  28,520,000 SHARES OF OUTSTANDING COMMON STOCK
      11,680,000 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

         This prospectus amends the prospectus dated February 12, 2005 and relates to the resale by the selling stockholders of 28,520,000 shares of common stock and 11,680,000 shares issuable upon exercise of warrants of IHealth, Inc. We will not receive any proceeds from the sale of the outstanding shares by the selling stockholders.

         Although we intend to seek a broker-dealer to become a market maker in our securities so that they may be quoted on the OTC Bulletin Board, our shares are not currently listed on any exchange or quoted on any market. The selling stockholders will be able to offer and sell their shares at $.02 per share until our shares are quoted on the OTC Bulletin Board or equivalent. Until our shares are publicly traded, once the offering by the selling stockholder can commence any selling stockholders who determine to exercise their warrants and to sell the shares received upon such exercise, will be obliged to sell such shares at $.02 per share. If and when they are quoted in a public market, selling stockholders may sell their shares at prevailing market prices or privately negotiated prices. The selling stockholders may be deemed to be underwriters of such shares.

         As required by the terms of agreements pursuant to which the shares were originally sold to the selling stockholders, all expenses of registering the shares under state and federal securities law are being paid by IHealth. These include the fees of lawyers, accountants, and other consultants, filing fees, printing fees, listing fees, transfer agent fees, and miscellaneous other costs, estimated at $77,500.

         As of the date of this prospectus, there is no public market for our shares. The offering price has been determined by the company on behalf of the selling stockholders, and is not based on asset value, earnings, or any other criteria customary in investment analysis. In determining such offering price, an arbitrary premium was placed on the price at which the selling stockholders originally purchased their shares; there can be no assurance any stockholder will elect to sell at such price. When and if our shares are quoted on the OTC Bulletin Board, selling stockholders may sell their shares at any price they may determine. The exercise price of our outstanding warrants was determined by management at the time such warrants were issued, and does not bear any relationship to our asset value, earnings, or other criteria customary in investment analysis.

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

           The original date of this prospectus is February 14, 2005.

            The date of this post-effective prospectus is May 2, 2005

                               PROSPECTUS SUMMARY

THE COMPANY

         We are a marketer and distributor of a broad line of high quality, value-priced sun care products sold under the "Teeka Tan" brand name. We presently distribute sunscreen lotions which afford "moderate" to "high" protections, including products with sun protection factors (SPF) 4, SPF 8, SPF 15, SPF 30, SPF 45 and kids SPF 45, as well as SPF 0 AND SPF 6 dark tanning spray oils, an aloe vera cooling gel, and an SPF 30 lip balm. We intend to expand our product line during the second or third quarter of fiscal 2005 to include an after sun line with tan extending and skin replenishing lotions. In the future we may seek to further expand our product line to include self-tanning lotions.

         Our executive offices are located at 5499 North Federal Highway, Suite D, Boca Raton, Florida 33487, and our telephone number there is (561) 989-3600. Our fiscal year end is December 31. References in this prospectus to "IHealth", "we", "us" and "our" are to IHealth, Inc., a Delaware corporation, and our subsidiary Teeka Tan, Inc., a Florida corporation. The information which appears on our web site www.teekatan.com is not part of this prospectus.

THE OFFERING

Common stock offered by
  selling stockholders                               28,520,000,000 shares and
                                                     11,680,000 shares which may
                                                     be purchased pursuant to
                                                     outstanding warrants

Common Stock Outstanding:
  Prior to the Offering                              71,533,333 shares
  After the Offering                                 71,533,333 shares
  After exercise of outstanding warrants
  if all such warrants are exercised                 83,213,333 shares

(1) Each Unit consists of 150 shares of our common stock, one Series A Warrant, one Series B Warrant and one Series C Warrant.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks. You should consider carefully these risk factors, together with all of the other information included in this prospectus before you decide to purchase our securities. If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected.

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES THAT WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS.

         We have incurred losses since our inception, and have an accumulated deficit of $648,524 as of December 31, 2004. Our operations have been financed primarily through the issuance of equity and debt. For the years ended December 31, 2004 and 2003, we had net losses of $248,605 and $304,212, respectively, and for the year ended December 31, 2004 cash used in operations was approximately $95,700. We had approximately $214,000 of cash at December 31, 2004. We are constantly evaluating our cash needs and existing burn rate, in order to make appropriate adjustments in operating expenses. Depending on our ongoing evaluation of cash needs, we may need to raise additional debt or equity capital within the next 12 months to provide funding for ongoing and future operations. No assurances can be given that we will be successful in obtaining additional capital, or that such capital will be available on terms acceptable to us. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our products successfully. The financial statements included in this prospectus do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE WILL REQUIRE ADDITIONAL CAPITAL TO PAY OUR OPERATING EXPENSES AND IMPLEMENT OUR BUSINESS PLAN. OUR AUDITORS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         While we have commenced generating revenues from operations, our revenues are not sufficient to enable us to meet our operating expenses and otherwise implement our business plan. At December 31, 2004, we have a working capital deficit $167,900, and the report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2004 contains an explanatory paragraph as to our ability to continue as a going concern. Our consolidated financial statements, which appear elsewhere in this report, are prepared assuming we will continue as a going concern. As noted above, for the years ended December 31, 2004 and 2003, we incurred net losses from operations, and had negative cash flows from operations in the amount of $95,695 and $171,020, respectively. While we are attempting to increase sales, growth has not been significant enough to support daily operations, and there is no assurance that we will continue as a going concern.

WE RECENTLY CONCLUDED A RESCISSION OFFER RELATED TO OUR PRIVATE PLACEMENT. WE COULD BE SUBJECT TO CERTAIN CONTINGENT LIABILITIES AS A RESULT OF THE RESCISSION OFFER WHICH WOULD BE ADVERSE TO OUR BUSINESS AND OPERATIONS.

         As described elsewhere in this prospects, we recently completed a rescission offer to purchasers of units in our private placement in 2003. There is considerable legal uncertainty under both federal and state securities and related laws concerning the efficacy of rescission offers and general waivers and releases with respect to barring claims that would be based on securities and related law violations. The completed rescission offer may not terminate any or all potential contingent liability that we may have in connection with that private placement. In addition, there can be no assurance that we will be able to enforce the waivers we received in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state securities law violations until the applicable statutes of limitations have run. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation.

         In addition, the various states in which the purchasers reside could bring administrative actions against us as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the purchaser.

         While we believe that the rescission offer satisfied certain requirements and laws, the conditions and criteria for satisfying federal and most state rescission requirements are predicated primarily on factual circumstances rather than on objective standards. Given the size of our company and our working capital deficit, we may not have sufficient funds to satisfy any additional rescission rights and costs in which case our future results of operations could be adversely affected, and we could be forced to cease operations.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY, AND WE CANNOT GUARANTEE THAT WE CAN SUCCESSFULLY COMPETE.

         The sun care industry is very competitive, and we compete with a number of established companies including Hawaiian Tropic, Coppertone, Panama Jack, and Banana Boat. We are at a competitive disadvantage in attracting retailers and new customers due to our relatively small size and the limited scope of our product lines. Our competitors are larger and more diversified than IHealth, and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

OUR INDUSTRY IS SEASONAL, OUR OPERATIONS ARE LOCATED IN FLORIDA AND WE ARE RELIANT ON SALES MADE IN THE STATE OF FLORIDA. AS A RESULT OF THIS SEASONALITY AND RELIANCE, OUR RESULTS OF OPERATIONS IN FUTURE PERIODS COULD BE ADVERSELY IMPACTED BY ADVERSE WEATHER.

         Sales of sun care products tend to be seasonal in nature, with a disproportionate percentage of sun care product purchases occurring in the second and third quarters. The pattern of weather's influence on sales of sun care products can also result in either a yearly increase or decrease in sales, depending upon the weather. This sales and weather seasonality may affect our operating results from quarter to quarter and year to year. Seasonality in our business makes it more difficult to prepare period-to-period comparisons for our business. In addition, our operations and a majority of our customers are located in Florida. During fiscal 2004, four hurricanes made land-fall in the State of Florida, three of which adversely impacted our operations to varying degrees. Because we are located in Florida, which is a hurricane-sensitive area, we are particularly susceptible to the risk of damage to, or total destruction of, our headquarters and surrounding transportation infrastructure caused by a hurricane.

OUR MANAGEMENT HAS LIMITED EXPERIENCE IN THE SUN CARE INDUSTRY. WE ARE RELIANT ON OUR EMPLOYEES.

         Prior to founding IHealth, our management team had had no experience in the sun care industry. The sun care industry is highly specialized and management of the companies with whom we compete has significantly more experience than our management in sun care. This lack of experience may be detrimental to the continued implementation of our business model, the establishment of our brand, and our ability to effectively compete in our industry. We are also dependent upon the efforts of our employees, in particular our sales personnel, for the marketing and sales of our products. We do not presently have any written agreements with any of these individuals. During fiscal 2005 we intend to adopt a stock option plan to provide additional incentive for the retention of these employees. The loss of one of more of them could be adverse to our business and operations until such time as a suitable replacement was hired.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE REDUCED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND OTHER MATTERS.

         We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq such as independent directors, audit committees and codes of ethics. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

         There is no public market for our common stock, and although we are seeking quotation of our common stock on the OTC Bulletin Board, there can be no assurance that a public market will ever be established. Purchasers of our shares of common stock will face significant obstacles if they wish to resell the shares. Absent a public market for our common stock, an investment in our shares should be considered illiquid. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all. Investors seeking liquidity in a security should not purchase our shares of common stock.

IF WE EVER ESTABLISH A PUBLIC MARKET FOR OUR COMMON STOCK, THE TRADEABILITY IN OUR COMMON STOCK WILL BE LIMITED UNDER THE PENNY STOCK REGULATIONS WHICH MAY CAUSE THE HOLDERS OF OUR COMMON STOCK DIFFICULTY SHOULD THEY WISH TO SELL THE SHARES.

         In the event establish a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities and this limited liquidity will make it more difficult for an investor to sell his shares of our common stock in the secondary market should the investor wish to liquidate the investment. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. A market in our common stock may never develop due to these factors. Because there is no guarantee that a market for our common stock will ever develop, an investment in our company should be considered illiquid and you should not purchase shares of our common stock unless you can afford to hold an illiquid investment indefinitely. Finally, as a penny stock we may not be entitled to the protections provided by the Private Securities Litigation Reform Act of 1995.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2006.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

         In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER, WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

BECAUSE THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO SELL OUR SHARES.

         There is no public market for our common stock, and there can be no assurance that a public market will ever be established. Absent a public market for our common stock, purchasers will face significant obstacles if they wish to resell the shares. An investment in our shares should therefore be considered illiquid. In the future we may attempt to establish a public market for our common stock. Even if a public market is established, it is unlikely a liquid market will develop. Because of our relatively small size and limited revenues, the investment community may show little or no interest in our securities and investors may not be readily able to liquidate their investment, if at all.

USE OF BORROWED FUNDS FOR BUSINESS GROWTH WILL INCREASE RISK.

         We may in the future seek to borrow monies from banks or other lenders, and to purchase inventory on terms. Investors should be aware that the use of borrowed monies could result in substantial interest expense and the company's assets being mortgaged and possibly foreclosed. Such expenses could divert monies from operations, and inability or any other failure to make payments when due could result in legal action against the company.

MANAGEMENT WILL CONTINUE TO CONTROL THE COMPANY.

         Our company's officers presently own 59.3% of IHealth's outstanding stock, and the sale of all the shares described in this prospectus will not change their percentage. Accordingly, they will be able to elect all the company's directors should they so choose.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking words such as "may", "expect", "anticipate", "estimate", "continue", or similar words. These statements discuss future expectations, contain projections of results of operations or financial conditions, or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of December 31, 2004. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. ( This table does not give effect to the issuance of up to 12,080,000 shares issuable upon the exercise of currently outstanding warrants.)

                                                  December 31, 2004
                                                  -----------------

Long-term liabilities ..........................        200,000

Common stock subject to rescission offer, $.0001
 par value, 18,120,000 shares issued and
 outstanding ...................................        181,200

Common stock, $.0001 par value, 200,000,000
 shares authorized, 53,500,000 shares issued and
 outstanding ...................................          5,350

Additional paid-in capital .....................         96,221
Accumulated deficit ............................     $ (648,524)
                                                     ----------
Total stockholder's deficit ....................     $ (546,953)

                  Total capitalization .........     $ (165,753)
                                                     ==========

                                 USE OF PROCEEDS

         IHealth will not receive any proceeds from the sale of shares by the selling security holders.

         In the event all the outstanding warrants were to be exercised, we would realize $4,496,800. We presently contemplate that such proceeds would be used primarily for working capital, including marketing and advertising, officers' salaries, inventory, new employees, expanded office space, and equipment. It is highly unlikely any warrants will be exercised unless and until our shares are trading at substantially more than the exercise price, which ranges from $.25 to $.50 per share. There can be no assurance that any of such warrants will ever be exercised.

                             SELECTED FINANCIAL DATA

         The following summary of our financial information for the years ended December 31, 2004 and 2003 has been derived from, and should be read in conjunction with, our audited consolidated financial statements included elsewhere in this prospectus.

Income Statement:
                                                 Fiscal Year Ended December 31,
                                                --------------------------------
                                                    2004              2003
                                                                 restated Note 3

Sales .........................................  $    72,019       $    15,454
Gross profit ..................................       18,533             1,347
Total operating expenses ......................      247,780           292,538
Net loss from operations ......................     (229,247)         (291,191)
Other interest income (expense), net ..........      (19,358)          (13,021)
Net loss ......................................     (248,605)         (304,212)
Net loss per common share, basic and diluted .. $ (0.005) $ (0.007) Weighted average number of common
shares outstanding ............................   53,500,000        45,395,890

Balance Sheet:
                                               December 31, 2004
                                               -----------------

Working capital deficit .......................    $(167,900)
Current assets ................................    $ 246,053
Total assets ..................................    $ 248,200
Current liabilities ...........................    $ 413,953
Total liabilities .............................    $ 613,953
Common stock subject to rescission offer ......    $ 181,200
Total stockholders' deficit ...................    $(546,953)


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         There is not presently a public market for our common stock. As of April 5, 2005, there were 44 stockholders of record of our common stock.

         DIVIDEND POLICY

         We have never declared or paid any cash dividends on our common stock. Under Delaware law, our Board of Directors may not authorize payment of a dividend unless it is either paid out of surplus, as calculated in accordance with the Delaware General Corporation Law, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Given our current financial condition it is not likely we will declare dividends on our common stock in the foreseeable future. Even if we should have funds available to pay dividends in the future, we currently expect to retain future earnings, if any, to finance the growth and development of our business.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         We were organized in April 2002. During fiscal 2002 and fiscal 2003, our activities were primarily limited to development of our business plan, launching our TeekaTan product line, and development of our marketing model. We began to report revenues during the last part of fiscal 2003 from sales of our TeekaTan sun care products. Our products are manufactured for us by a third party contract manufacturer of sun care products. We do not view research to be important at this stage of our development, but in future periods we anticipate that we will introduce new products to our product line under out brand name which were developed by our manufacturer.

         We market our products to resorts, hotels and retailers with beach locations in south Florida, Bermuda, the Bahamas, Maine, Maryland and California. We sell primarily to beachfront stores and hotels with high volume tourist traffic. At present, our products are sold at in excess of 160 locations. We are seeking to develop additional outlets, which we anticipate will result in increased sales, allowing us to purchase bottles, caps, lotions, and labels in quantities eligible for volume discounts. At such time as we believe that we have better established our brand name, we will seek to transition to some of the larger retailers and retail chains.

         We operate in a very competitive industry which is dominated by a limited number of companies. Our initial barrier to entry in this market has been relatively low through our use of a third party manufacturer; however, in order to be successful, we must steadily increase our market penetration. While we believe that customers on vacation expect to see brands different to those to which they are accustomed which may facilitate our market entry, we have not undertaken any formal market survey, our assumptions may prove to be incorrect. As a result of the small size of our company and limited marketing budget, there are no assurances we will be successful in competing in our market segment or in developing any brand recognition or loyalty.

         In the future, we may seek to expand our business through acquisitions of other companies which operate in our industry; however, we are not presently a party to any agreement with any third party for any acquisitions and given our limited resources we may have difficulty closing the acquisition of any target companies we may identify in the future. When use in this prospectus "fiscal 2004" means the year ended December 31, 2004 and "fiscal 2003" means the year ended December 31, 2003.

RESULTS OF OPERATIONS

         We reported sales of $72,019 for fiscal 2004 as compared to sales of $15,545 for fiscal 2003, which represented an increase of $56,474 or approximately 363%. The increase in our sales for fiscal 2004 reflects a full year of sales, the introduction of our full product line, our increased marketing efforts and the increase in retail locations selling our products which were begun in the later half of fiscal 2003. While we anticipate that our sales will continue to increase during the year ending December 31, 2005, as a result of our limited operating history and the competitive industry in which we operate, we cannot assure you we will be successful in continuing the revenue growth of our company in future periods.

         Cost of goods sold as a percentage of revenues was approximately 74% for fiscal 2004 as compared to approximately 91% for fiscal 2003. Our gross profit for fiscal 2004 was $18,533, or approximately 26% of our sales, as compared to $1,347, or approximately 9% of our sales for fiscal 2003. This slight decrease in cost of goods sold as a percentage of revenues and slight increase in margins are both the result of volume discounts from our manufacturer as a result of our ordering in greater quantities during the fiscal 2004 as compared to fiscal 2003. Our cost on our products may continue to decrease slightly, thereby marginally increasing our gross profit margins, if we are able to continue to increase our sales in future periods.

         Our total operating expenses were $247,780, a decrease of approximately $44,760, or approximately 15%, for fiscal 2004 as compared to total operating expenses of $292,538 the fiscal 2003. Our general and administrative expenses decreased $44,989 for fiscal 2004 as compared fiscal 2003. This decrease in general and administrative expenses for fiscal 2004 as compared to fiscal 2003 was primarily attributable to:

         * reduction of approximately $12,215 in advertising and promotional expenses. During fiscal 2003 we incurred certain one-time costs of approximately $4,000 related to the initial introduction of our products,

         * a reduction of approximately $18,870 in consulting expenses,

         * a decrease of approximately $2,850 in insurance expense, and

         * one-time expenses totaling approximately $6,000 related to the initial introduction of our products.

         These reductions in our general and administrative expenses for fiscal 2004 were partially offset by:

         o an increase of approximately $17,475 for legal and professional fees which are related to the registration statement filed with the SEC and the rescission offer completed in March 2005,

         o an increase of approximately $3,100 in auto expenses which are related to the use of vehicles by our sales staff,

         o an increase of approximately $11,000 in salary expense related to the addition of employees during fiscal 2004, and

         o an increase of approximately $6,959 in interest expense attributable to the $200,000 debenture issued in August 2004 as described elsewhere herein.

         Included in operating expenses in each of fiscal 2004 and 2003 are accruals of $118,750 and $120,033, respectively, for salaries due to our executive officers, Messrs. Brian John and Rich Miller. At December 31, 2004 we have total accrued salaries due Messrs. John and Miller, as well as Mr. Benedetto, an officer and director of our company, of $312,908. These salaries represent a significant portion of our operating expenses. Under the terms of these agreement our executive officers agreed to defer payment of their salaries until March 2005, or such earlier date as we have positive cash flow from operations. Subsequent thereto, our executive officers have orally agreed to extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock.

         We anticipate that our total operating expenses will increase in future periods as our sales increase. Included in these anticipated increases are salaries and benefits for additional employees, increased marketing and advertising expenses and increased rental expense. We also anticipate that our professional fees will continue to increase as we seek to raise additional capital. We cannot, however, at this time predict the amount of any of these increases.

         Other interest expense, net, was $19,358 for fiscal 2004 as compared to $13,021 for fiscal 2003. Other interest expense, net, represented interest accrued on the $200,000 debenture issued in August 2004 described elsewhere.

         We reported a net loss of $248,605 for fiscal 2004 as compared to a net loss of $304,212 for fiscal 2003, a decrease of $55,607 or approximately 18%. Our revenues are not sufficient to fund our operations and we anticipate that we will incur losses for the foreseeable future until such time as can significantly increase our revenues. Because of the early stage of our business, the highly competitive nature of our industry and our lack of sufficient working capital, it is unlikely that we will be able to increase our revenues in the near future to a level which will sustain our operations and enable us to report a profit.

LIQUIDITY AND CAPITAL RESOURCES

         Net cash used in operating activities decreased to $95,695 for fiscal 2004 as compared to $171,020 for fiscal 2003. Included in this decrease was:

         o  an increase of approximately $18,800 in accounts receivable, and

         o a decrease of approximately $3,000 in inventory, which was partially offset by an increase of approximately $9,700 in accounts payable and accrued expenses.

         At the time we place a product order with our supplier, we pay a deposit which equals approximately 50% of the cost of the order; the remaining balance is paid at the time the order is received by us. We extend credit to most of our customers, with payment terms of net 30 or net 60. We have not experienced any difficulty in promptly collecting all receivables due our company which assists us in managing our cash flow used in operations.

         Cash flows used in investing activities were $0 for fiscal 2004 and $920 for fiscal 2003. Cash flows provided by financing activities were $230,000 for fiscal 2004 as compared to $180,021 for fiscal 2003. Cash flows provided by financing activities for fiscal 2004 represented the sale of a $200,000 debenture as described below, and cash flows provided by financing activities for fiscal 2003 represented sales of securities by us during that period.

         We had a working capital deficit of $167,900 at December 31, 2004, and at December 31, 2004, we had cash on hand of $213,752. We do not presently have any commitments for capital expenditures. We do have $30,000 in demand notes owed to our officers and an employee and $200,000 principal amount outstanding under a debenture due in August 2006. The report of our independent registered public accounting firm on our consolidated financial statements as of December 31, 2004 contains an explanatory paragraph expressing uncertainty with respect to our ability to continue as a going concern. We are not generating significant revenues to fund operations, and had an accumulated deficit of $648,524 at December 31, 2004. The deficit has mainly been the result of accrued salaries. Our senior officers have agreed to defer payment of these salaries, which total $312,908 at December 31, 2004, until such time as we have positive cash flow. We continue, however, to accrue salaries to these individuals during fiscal 2005. At our present level of operations we will not have sufficient funds to begin paying these salaries on a current basis in the foreseeable future, or to satisfy these debt obligations.

         If we are to fully implement our business plan, we anticipate that our use of cash will be substantial for the foreseeable future, and will exceed our cash flow from operations during the next 12 months and thereafter, absent a significant increase in sales. To fully implement our business plan, over the next 12 months we anticipate that we will require additional working capital for increasing our inventory of existing and new products, for salaries and wages, and for increased marketing and advertising. Unless sales significantly increase over the next 12 months, we will not have significant working capital to hire additional employees, increase our levels of inventory, market our products or otherwise pursue our business plan.

         It is our intent to seek additional capital in the private and/or public equity markets during fiscal 2005 to continue to implement our plan of operation. We do not have any commitments from any holders of our outstanding warrants to exercise the warrants, and we cannot assure you that they will ever be exercised. In addition, we have no commitments from any third parties to provide additional equity or debt funding to us, and we cannot guarantee you that we will be successful in locating such additional funding.

         If we raise additional working capital through the issuance of equity securities, existing stockholders will in all likelihood experience significant dilution. If we raise additional working capital through the issuance of debt, our interest expense will increase and adversely affect our ability to report profitable operations in future periods. Further, we may not be able to obtain additional financing when needed or on terms favorable to us. Because we have no commitment for additional capital, we cannot guarantee you that we will be successful in raising such additional funds as we may need to fund our operations until such time, if ever, as we generate sufficient revenues to fund our working capital needs. If we are unable to raise sufficient working capital when and as needed, we would be unable to fully implement our business model and we could be required to cease operations.

CRITICAL ACCOUNTING POLICIES

         We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis or Plan of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see the Notes to the December 31, 2004 Consolidated Financial Statements. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition

         Revenue is recognized on sales of products when the customer receives title to the goods, generally upon delivery. Revenue is recorded on a gross basis, since we are responsible for fulfillment, including the acceptability of the products and services ordered by the customer. In the event we place any merchandise on consignment, the related sales from such merchandise will be recorded when such merchandise is sold by the retailer.

Start-up Costs

         Costs of start-up activities, including organization costs, are expensed as incurred, in accordance with Statement of Position (SOP) 98-5.

Provision for Slow Moving and Obsolete Inventory

         We write down our inventory for estimated unmarketable inventory or obsolescence equal to the difference between the cost of inventory and the estimated market value based on assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required.

Accounts Receivable; Allowance for Doubtful Accounts

         We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

RECENT ACCOUNTING PRONOUNCEMENTS

         Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4"" SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29," and SFAS No. 123 (revised 2004), "Share-Based Payment," were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

CAPITAL RAISING ACTIVITIES

         In order to ensure we had sufficient funds available in connection with the then pending rescission offer, in August 2004, we issued a $200,000 convertible debenture to Mr. James E. Simmons, an accredited investor, in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act. The debenture pays interest of 10% per annum and all principal and accrued interest is due on or before August 26, 2006. Commencing on August 26, 2005, all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share, subject to customary anti-dilution adjustments in the event of stock splits, reorganization, dividends or recapitalizations. The debenture is not convertible, however, during any period in which we have a registration statement on file with the SEC or other black out period.

         In December 2004, our three executive officers and one of our employees lent us an aggregate of $30,000 for general working capital. Under the terms of these notes, the principal and interest at the rate of 4% per annum are due on demand.

                                    BUSINESS

         We are a marketer and distributor of a broad line of high quality, value-priced sun care products sold under the "Teeka Tan" brand name. We presently distribute sunscreen lotions which afford "moderate" to "high" protections, including products with sun protection factors (SPF) 4, SPF 8, SPF 15, SPF 30, SPF 45 and kids SPF 45, as well as SPF 0 AND SPF 6 dark tanning spray oils, an aloe vera cooling gel, and an SPF 30 lip balm. We intend to expand our product line during the second or third quarter of fiscal 2005 to include an after sun line with tan extending and skin replenishing lotions. In the future we may seek to further expand our product line to include self-tanning lotions.

         Our products are manufactured by Product Quest Manufacturing, Holly Hill, Florida, a large manufacturer of sun care products which affixes our labels after review for FDA compliance, and ships the product to us for distribution. We do not have any written contracts with Product Quest, instead we rely on purchase orders accompanied by a deposit. By this approach, we purchase on an as needed basis and do not have any minimum purchase requirements, but Product Quest is free to increase its prices at any time. Inasmuch as there are other manufacturers who would be appropriate suppliers, we do not believe the absence of a contract poses any material risk.

         All our products are developed and tested by our manufacturer; we do not have an independent program of research or product development. One customer accounted for approximately 28% of our revenues during fiscal 2004.

THE SUN CARE INDUSTRY

         With greater awareness of the dangers of ultra violet radiation, sales of sun care products have witnessed good growth in the United States in recent years. Expose, an industry specific electronic magazine published at www.ecrm-online.com/Expose/V7-1V7-1-contents.asp, citing various market research sources, reports that U.S. sales of sun protection products reached $635 million in 2001, up from $479 million in 1996, a compound annual growth rate of 5.8%. According to Euromonitor, an industry research group, in 2003, the U.S. sun care market sustained a 3.5% sales decline, finishing at more than $1.05 billion, although it achieved a 26.6% total increase in value during 1997 to 2003. Expose has cited retail sale data that has indicated a strong sun care market since the 2003 statistics were released, reversing the negative trend into a positive direction for the 52 weeks ended May 15, 2004. Total sun care sales, including sunscreen and sun block, rose 1.8% to $430.5 million, with sunscreen and sun block accounting for approximately 71% of the majority and reflecting a 4.5% increase. In light of continuing efforts by government and industry to increase consumer education levels about the importance of sun protection, we believe the market for sun care products will continue to grow.

MARKETS AND MARKETING

         We market our products to drug stores, supermarkets, surf shops and other retail outlets, especially in sunnier geographic regions such as the Southwest United States and Florida as well as the Caribbean Basin. Historically our sales are to customers located principally in the United States. To date and for the immediate future, our sales efforts will be focused on Florida. We market products primarily through our direct sales team. Our sales and marketing is supported by our website, www.teekatan.com, from which we have made a limited number of sales and sent a number of samples to potential customers ordering over the Internet.

COMPETITION

         Sun care sales in Florida are dominated by five brands: Coppertone, Banana Boat, Hawaiian Tropic, Neutrogena, and Australian Gold, and private label. As a group, these accounted for 82.6% of sales in Florida in 2002 and slightly more in 2003. We believe such concentration is the case in most markets in the United States.

         We are a new company and relatively insignificant in the sun care industry. While we believe that customers on vacation expect to see brands different to those to which they are accustomed which may facilitate our market entry, we have not undertaken any formal market survey, our assumptions may prove to be incorrect. As a result of the small size of our company and limited marketing budget, there are no assurances we will be successful in competing in our market segment or in developing any brand recognition or loyalty.

INTELLECTUAL PROPERTY

         To protect our rights to intellectual property, we rely on a combination of trademark, copyright law, trade secret protection, confidentiality agreements, and other contractual arrangements with our employees, suppliers, and others. We have secured a federal registration of our TeekaTan trademark.

         These steps may not be adequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Effective trademark, copyright and trade secret protection may not be available in every country in which we may offer our products. Failure to adequately protect our intellectual property could harm our brand, devalue our proprietary content, and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, results of operations, and financial condition.

         Although we do not believe any of our products or trademarks infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark, or other proprietary right belonging to them. Such claims, even if not meritorious, could have an adverse impact on our operations and financial condition.

GOVERNMENT REGULATION

         The U.S. Food and Drug Administration ("FDA") regulates the ingredients which may be used in suntan lotions, their combination, and their concentration, for both safety and effectiveness. The FDA also sets standards for rating sunscreens' effectiveness in blocking UV rays.

         All sunscreens are required to have an "SPF" number on the label. A higher SPF means it protects longer. Products with an SPF of 2 to 11 are deemed to provide minimal sun protection; products with an SPF of 12 to 30 are deemed to be moderate sun protection products, and those with SPF values of 30 or above are deemed to be high sun protection products. The SPF value is determined by testing on 20 to 25 live humans, using a solar simulator. In addition to the SPF value, labeling must identify active and other ingredients, indications for use, certain warnings, for example exposure to eyes, directions for use, and specific information if it is claimed to be "water resistant". FDA regulations prescribe both the information to be presented and the format for such presentation.

         The manufacture and labeling of our products are subject to compliance with certain FDA regulations, including that ingredients must consist of approved substances, the products must be produced in FDA approved facilities, and the TeekaTan labels must be filed with the FDA. We have been advised by Product Quest that:

         o the effective ingredients in TeekaTan's suntan lotions produced by them have been approved by the FDA for use in sun tan lotions,

         o the lotions are produced in Product Quest's Holly Hill, Florida facility which has been approved by the FDA, and

         o the TeekaTan labels which are applied to all bottles and tubes of TeekaTan supplied by Product Quest have been filed with the FDA under Product Quest's name and that all labels meet FDA regulations.

OUR HISTORY

         We were organized under the laws of Delaware in April 2002.

EMPLOYEES

         As of March 31, 2005, we have seven employees, including our executive officers, Brian John, Richard Miller and Frank Benedetto. Four of our employees are full time, including Mr. Miller and our three sales representatives, and three of our employees, including Messrs. John and Benedetto, are part-time.

PROPERTY

         We lease approximately 2,350 (including common area allocation) square feet of general office space in Boca Raton, Florida, which serves as our principal executive office at an annual base rent of approximately $31,725. The lease expires on February 28, 2007. We also lease office space in Dallas, Texas under a one year lease expiring in October 2006 which serves a regional office at an annual base rental of $18,000.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

NAME                              AGE                   POSITION

Brian S. John                     36           President, CEO and director

Richard A. Miller                 37           Vice-President, Chief Operating
                                               Officer and director

Frank V. Benedetto, Jr.           33           Secretary, treasurer and director

         Brian S. John has been an officer and director of IHealth since our inception. He is also president of Mirador Consulting, Inc., a corporate consulting firm in Boca Raton, Florida, which he founded in 2001. From May 2001 to March 2002, he served as vice president and director of Disease Sciences, Inc. From December 2000 to May 2001, he was self employed as an independent business consultant. From March 1998 until December 2000, Mr. John was sales manager for International Internet, working particularly for its CigarCigar.com / StogiesOnline.com division. From December 1996 until March 1998, he was a stockbroker with various brokerage firms, most recently registered as a representative at

GKN Securities, where he held both a Series 7 and a Series 63 license. From May 1991 until April 1996, Mr. John served as northeast area sales director for Dine-A-Mate, Inc., an entertainment and dining guide that was later acquired by CUC International. Mr. John studied Liberal Arts at Kutztown State University, Kutztown, Pennsylvania, from 1986 until 1991.

         Richard A. Miller has served as Vice President, Chief Operating Officer and a director of IHealth since April 2002. He also serves as corporate secretary of Mirador Consulting, Inc., which he joined in March 2002. From February 2000 to March 2002, Mr. Miller served as a consultant to Pacific Continental Securities, a securities brokerage firm in New York City, helping to train brokers and serve and maintain investment banking clients, and as a consultant to Dayton Scott, a corporate consulting firm, from 1999 to 2000. In 1998, he was a recruiting manager for Robert Half International in New York City; and from 1997 to 1998, he was a registered representative for VTR Capital in New York. In December 2001, Mr. Miller filed a Petition for Chapter 7 bankruptcy protection in the United States District Court for the Eastern District of New York, and he received a discharge of debtor in June 2002. Mr. Miller received a B.S. in Marketing from the State University of New York at Oswego in 1990.

         Frank V. Benedetto Jr. has been Secretary, Treasurer and a Director of IHealth since April 2002. Mr. Benedetto also works with Mirador Consulting, an affiliate of Messrs. John and Miller. From September 2001 to April 2002, he was employed by Disease Sciences, Inc.,. a biotech research company in Boca Raton, Florida. From April 2001 to September 2001, Mr. Benedetto was a registered representative with National Securities, a securities brokerage firm in Fort Lauderdale, Florida, and from September 2000 to April 2001, he was a registered representative with First Liberty Securities in Fort Lauderdale, Florida. From 1999 to 2000, he was a registered representative with Joseph Charles, a securities brokerage firm in Boca Raton, Florida. From 1996, he served as president of Skyline Limousine, which he sold in 1997. Mr. Benedetto graduated from Lynn University in Boca Raton in 1994 with a BS in behavioral sciences.

         Our officers are elected annually at the first board of directors meeting following the annual meeting of stockholders, and hold office until their respective successors are duly elected and qualified, unless sooner displaced.

DIRECTOR INDEPENDENCE, AUDIT COMMITTEE OF THE BOARD OF DIRECTORS AND AUDIT COMMITTEE FINANCIAL EXPERT

         None of the members of our Board of Directors are "independent" within the meaning of definitions established by the Securities and Exchange Commission. Our Board of Directors are presently comprised of individuals who were integral in the start-up of our company and who have served as directors in these entities since their respective inception. As a result of our limited operating history and minimal resources, small companies such as ours generally have difficulty in attracting independent directors. In addition, we will require additional resources to obtain directors and officers insurance coverage which is generally necessary to attract and retain independent directors. As we grow, in the future our Board of Directors intends to seek additional members who are independent, have a variety of experiences and backgrounds, who will represent the balanced, best interests of all of our stockholders and at least one of which who is an "audit committee financial expert" described below.

         Our Board of Directors has also not yet established an Audit Committee, and the functions of the Audit Committee are currently performed by the entire Board of Directors. At such time as we expand our Board of Directors to include independent directors, we intend to establish an Audit Committee of our Board of Directors. We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our Board of Directors include "independent" directors, nor are we required to establish or maintain an Audit Committee of our Board of Directors.

         None of our directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

         o understands generally accepted accounting principles and financial statements,
         o is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
         o has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
         o  understands internal controls over financial reporting, and
         o  understands audit committee functions.

CODE OF ETHICS

         We have not yet adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. Generally, a Code of Ethics provides guidelines regarding:

         o  transactions with business associates,
         o  non-disclosure of information,
         o  preferential treatment and gifts,
         o  conflicts of interest,
         o  personal securities transactions,
         o  guarding corporate assets,
         o  corporate books and records,
         o  compliance with laws,
         o  document retention, and
         o  compliance with internal controls and disclosure controls.

         We intend to adopt a Code of Ethics during the first half of fiscal
2005.

                             EXECUTIVE COMPENSATION

         The following table summarizes all compensation recorded by us in each of the last three fiscal years for our Chief Executive Officer and each other executive officers serving as such (the "Named Executive Officers") whose annual compensation exceeded $100,000.

                                     SUMMARY COMPENSATION TABLE
                         Annual Compensation                      Long-term compensation
                 -----------------------------------   ---------------------------------------------
                                                                Awards                Payouts
                                                       -----------------------   -------------------
Name                                         Other                  Securities             All other
and                                         Annual     Restricted   underlying    LTIP      compen-
principal                Salary    Bonus    Compen-      stock       options/    payouts    sation
position         Year      ($)      ($)    sation($)     awards       SARs(#)      ($)        ($)
--------------   ----   --------   -----   ---------   ----------   ----------   -------   ---------
Brian S. John,   2004   $ 59,375     0         0            0            0          0          0
CEO              2003   $ 45,625     0         0            0            0          0          0
                 2002   $ 25,000     0         0            0            0          0          0

EMPLOYMENT AGREEMENTS

         In April 2002, we entered into five-year employment agreements with each of Messrs. John and Miller. Under the terms of such contracts, as amended, Messrs. John and Miller are each entitled to a salary of:

         o  $35,000 for the 12-month period ended April 14, 2003;
         o  $50,000 for the 12-month period ended April 14, 2004;
         o  $75,000 for the 12-month period ending April 14, 2005;
         o  $100,000 for the 12-month period ending April 14, 2006; and
         o  $150,000 for the 12-month period ending April 14, 2007.

         The contracts may be terminated by us with or without cause on 30 days' notice. In the event Mr. John or Mr. Miller voluntarily resign or is dismissed for cause, his compensation ceases as of the date of termination, but their rights to any other compensation benefits (such as stock options, if any) would be governed by the terms of such plan.

         Under the terms of their contracts, Messrs. John and Miller have agreed to defer payment of their salaries until March 2005, or such earlier date as we begin to have positive cash flow from operations. At December 31, 2004, we had accrued but unpaid salaries due Messrs. John and Miller of $124,128 and $123,736, respectively. Accrued salaries are to be paid in March 2005 or at such earlier time as our assets exceed $500,000. Their contracts further provide that our board of directors may continue to defer payment of accrued salaries if the board deems such deferral to be in the best interests of our company. Based upon our current level of operations we do not anticipate that we will have sufficient funds to satisfy these obligations when they become due in March 2005. Our executive officers have orally agreed to either extend the due date of these salaries or convert the accrued but unpaid salaries into shares of our common stock based upon the then fair market value of our common stock.

DIRECTOR'S COMPENSATION

         We do not pay fees to directors for their attendance at meetings of the Board Of Directors or of committees; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending board and committee meetings.

NO STOCK OPTION OR LONG TERM INCENTIVE PLANS

         We do not currently have any stock option plan or long-term incentive plan ("LTIP").

STOCK OPTION INFORMATION

         The following table sets forth certain information with respect to stock options granted in fiscal 2004 to the Named Executive Officers.

                            OPTION GRANTS IN YEAR ENDED DECEMBER 31, 2004
                                         (INDIVIDUAL GRANTS)
                     NO. OF SECURITIES       % OF TOTAL OPTIONS/SARs
                    UNDERLYING OPTIONS       GRANTED TO EMPLOYEES          EXERCISE       EXPIRATION
     NAME              SARs GRANTED             IN FISCAL YEAR              PRICE            DATE
     ----           ------------------       -----------------------       --------       ----------
Brian S. John                0                          0                      0              0

         The following table sets forth certain information regarding stock options held as of December 31, 2004 by the Named Executive Officers.

                     AGGREGATE OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 2004
                                     AND YEAR-END OPTION VALUES
                                               NO. OF SECURITIES
                                            UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                     SHARES                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                    ACQUIRED     VALUE       DECEMBER 31, 2004 (5)          DECEMBER 31, 2004(1)
                       ON      REALIZED   ---------------------------   ----------------------------
NAME                EXERCISE       $      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                --------   --------   -----------   -------------   -----------   --------------
Brian S. John          0         n/a          n/a            n/a            n/a            n/a

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

         Section 145 of the Delaware General Corporation Law provides for indemnification of our company's officers, directors, employees and agents.
Section 145 permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

         Our Certificate of Incorporation provides that our directors are protected from personal liability to the fullest extent permitted by law.
Article VII of our bylaws provides that the company will indemnify its officers as well as directors, to the fullest extent permitted or authorized by the Delaware General Corporation Law against all expenses, liabilities, fines and losses arising out of such person's status as a director, officer, agent, employee or representative. Accordingly, stockholders may, under certain circumstances, have more limited recourse against IHealth's officers and directors than would be the case in the absence of such provisions. Our bylaws also provide that IHealth will advance any expenses incurred by an officer or director in defending a civil or criminal proceeding, provided such person agrees to repay the amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling IHealth pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the Securities Act and is therefore, unenforceable.

                              CERTAIN TRANSACTIONS

         We utilize approximately 1,500 square feet of space at the offices of Mirador Consulting, Inc. in Boca Raton, Florida, under an oral agreement for which we pay $1,000 per month. Both our President, Mr. John, and our Vice President, Mr. Miller, are officers of Mirador Consulting.

         In August 2004, we issued a $200,000 convertible debenture to Mr. James
E. Simmons, a principal stockholder of our company. The debenture pays interest of 10% per annum, and all principal and accrued interest is due on or before August 26, 2006. Commencing on August 26, 2005, all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share, subject to customary anti-dilution adjustments in the event of stock splits, reorganization, dividends or recapitalizations. The debenture is not convertible, however, during any period in which we have a registration statement on file with the SEC or other black out period. We used these proceeds to fund our rescission offer and following the conclusion of the rescission offer for general working capital.

         In December 2004, our executive officers and one of our employees lent us an aggregate of $30,000 to be used by us for working capital as follows:

                  Lender                       Principal Amount
                  ------                       ----------------

                  Brian John                        $ 7,500
                  Richard Miller                    $ 7,500
                  Frank Benedetto                   $ 7,500
                  Casey Burt                        $ 7,500

         We issued each of these individuals an unsecured demand promissory note bearing interest at 4% per annum.

                             PRINCIPAL SHAREHOLDERS

         As of the date of this prospectus there were 71,353,333 shares of our common stock issued and outstanding. The following table sets forth information known to us relating to the beneficial ownership of these shares by:

         o each person who is the beneficial owner of more than 5% of the outstanding shares of our common stock;
         o  each director;
         o  each executive officer; and
         o  all executive officers and directors as a group.

         Unless otherwise indicated, the business address of each person listed is in care of 5499 North Federal Highway, Suite D, Boca Raton, Florida 33487. We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from the date hereof upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days from the date hereof have been exercised or converted.

         Name of                      Amount and Nature of      Percentage
         Beneficial Owner             Beneficial Ownership       of Class
         ----------------             --------------------       --------

         Brian S. John .............      15,000,000               21.0%
         Richard M. Miller .........      15,000,000               21.0%
         Frank V. Benedetto, Jr. ...      12,500,000               17.5%
         All officers and
         directors as a
         group (three persons) .....      42,500,000               59.6%
         Michele Serenberg(1) ......       5,000,000                7.0%
         James E. Simmons (2) ......       5,000,000                7.0%
         James McKay (3) ...........       5,000,000                7.0%

(1) Ms. Serenberg's address is 17766 69th Street North, Loxahatchee, Florida 33470.

(2) Mr. Simmons holdings exclude 2,666,667 shares of our common stock issuable upon the conversion of a $200,000 principal amount 10% convertible debenture due August 26, 2006. Under the terms of the debenture, it is not convertible until after August 26, 2005. Mr. Simmons' address is 7804 Virginia Avenue, Falls Church, Virginia 22043.

(3) Mr. McKay's holdings include 2,250,000 shares of our common stock held in the name of his wife and/or children, and 2,000,000 shares of our common stock issuable upon the exercise of common stock purchase warrants held by Mr. McKay, his wife and children with exercise prices ranging from $0.25 to $0.50 per share. Mr. McKay's address is PMB 6 Townsville Mall Centre, Queensland, Australia.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 200,000,000 shares of common stock, $.0001 par value per share. As originally filed, our charter authorized the issuance of 2,000 shares, par value $.01 per share. In August 2002, we commenced a private offering of our common stock and warrants, pursuant to which we issued 29,120,000 shares of common stock and warrants to purchase an additional 12,080,000 shares to 42 accredited investors. The last sale occurred on October 2, 2003, and the offering was discontinued. During the period of August 2002 until February 19, 2003, we sold an aggregate of 18,120,000 shares of our common stock at an offering price of $0.001 per share resulting in aggregate gross proceeds of $181,200. At the time the offering commenced, there were not a sufficient number of shares authorized, and insofar as the number issued exceeded the number authorized, such issuance was subject to amendment of the company's charter. On February 19, 2003, we amended the charter to authorize the issuance of 200,000,000 shares, but the company had issued 13,070,000 shares of it common stock prior to such date. In September 2003, we mailed a letter to each of those 33 investors who had purchased shares before the charter amendment offering each the opportunity to rescind his or her investment. By November 2003, all of such investors had elected not to do so, each returning a written reaffirmation of his or her investment including a waiver of any claims against the company on account of such issuance. Notwithstanding the execution, however, of such waivers those purchasers have not waived any rights they may have under federal securities laws. All references in this prospectus to the number of shares authorized, or outstanding have been stated as though such increase in IHealth's authorized stock had been effective from inception.

         As of the date of this prospectus, there are 71,353,333 shares of common stock issued and outstanding. Our charter does not authorize the issuance of preferred stock, and no such shares have been issued or are outstanding.

COMMON STOCK

         Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights and holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share pro rata in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

         Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

WARRANTS

         We have issued and outstanding warrants to purchase a total of 11,680,000 shares of our common stock, including:

         o Series A warrants to purchase up to 2,336,000 shares at an exercise price of $0.25 per share,

         o Series B warrants to purchase up to 5,840,000 shares at an exercise price of $0.37 per share,

         o Series C warrants to purchase up to 3,504,000 shares at an exercise price of $0.50 per share.

         Other than the exercise price, all series of the warrants are identical. The warrant exercise price will be subject to adjustment in the event of stock splits, dividends and similar events.

         The Series A, B and C warrants expire on July 26, 2007. We may call any warrant series or all of the warrants at any time upon 15 days prior written notice at a call price of $.0001 per share, but only if the average closing rice of our common stock should be at or above $1.00 per share for 10 consecutive trading days. Warrant holders will have this 15-day period during which to exercise the warrants so called. In the event the warrants which have been called are not exercised during the 15-day period, the warrant holder will receive the call price and the warrants will expire.

         None of the foregoing warrants have been exercised as of the date hereof.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, Florida 33321. Its telephone number is (954) 726-4954.

                                RESCISSION OFFER

BACKGROUND

         On March 25, 2005, we concluded a rescission offer to certain purchasers of our securities. Between 2002 and April 2003, we issued an aggregate of 18,120,000 shares of our common stock and warrants to purchase an aggregate of 41,200,000 common shares in a unit offering of securities to 40 accredited investors. We raised a total of $181,200 in this offering. Through February 14, 2003, we issued a total of $141,700 of units of our securities to 35 investors with the remaining $39,500 of units being issued to five additional investors subsequent to February 14, 2003. During the course of that offering, we discovered that our authorized capitalization was not sufficient to permit us to issue the common share component of the units to the investors prior to February 14, 2003. We amended our Certificate of Incorporation on February 14, 2003 to increase our authorized shares of common stock to 200,000,000 common shares, which enabled us to undertake the offering with sufficient authorized capitalization.

         Because we did not have sufficient number of common shares at the time we completed the initial phase of the private offering through February 14, 2003, we privately offered to investors who participated in that phase of the offering the right to rescind their purchases and receive the return of their funds in exchange for the units of securities purchased in the offering. None of these investors availed themselves of the rescission offer at that time. However, we did not advise the five investors who purchased units of our securities after February 14, 2003 that the first phase of that offering was conducted without sufficient authorized common shares, and that we would have an obligation to return the funds it received from investors prior to February 14, 2003 in the event those investors chose to accept our rescission offer.

         Beginning in October 2003, we began processing a registration statement with the Securities and Exchange Commission, which was ultimately declared effective by the SEC on February 14, 2005. During the course of filings in which we disclosed the offering of our units to investors as well as the circumstances under which we had to increase our authorized capitalization, we became aware that the offers made both prior to February 14, 2003 and after that date may have violated federal securities laws based on the inadequacy of our disclosures made in our offering documents for the units concerning the lack of authorized common stock. Based on potential violations that may have occurred under U.S. securities laws, we determined to make a rescission offer both to investors who acquired our units prior to February 14, 2003 and who had received the initial rescission offer, as well as to investors who had acquired units of our securities subsequent to February 14, 2003, since they were not informed of the rescission offer. The rescission offer was conducted as part of our prospectus dated February 14, 2005.

         There were a total of 40 investors who participated in the private offering, several of whom represented friends, colleagues and business associates of our management. If all eligible investors had elected to accept the rescission offer, we would have been required to refund investments totaling $181,200, plus interest on those funds from the date of investment through the date of the acceptance of the rescission offer at 7% per annum. Only one investor accepted the rescission offer, which expired on March 25, 2005. We refunded to him his initial $6,000 investment and paid him $1,152.67 in interest. As a result of this rescission the 600,000 shares and common stock purchase warrants to purchase an aggregate of 1,000,000 shares of our common stock originally purchased by him have been cancelled and the shares have been returned to the status of authorized but unissued shares of common stock.

POTENTIAL LIABILITIES

         Our failure to disclose the lack of sufficient authorized capital and the rescission offer made to the earlier investors in our private placement to the later investors created certain liabilities for us under federal securities and related laws. Generally, under state securities laws the investor can sue us to recover the consideration paid for the security together with interest at the legal rate, less the amount of any income received from the security, or for damages if he or she no longer owns the security or if the consideration given for the security is not capable of being returned. Damages generally are equal to the difference between the purchase price plus interest at the legal rate and the value of the security at the time it was disposed of by the investor plus the amount of any income, if any, received from the security by the investor. Generally, certain state securities laws provide that no suit can be maintained by an investor to enforce any liability created under certain state securities statues if the seller makes a written offer to refund the consideration paid together with interest at the legal rate less the amount of any income, if any, received on the security or to pay damages and the investor refuses or fails to accept the offer within a specified period of time, generally not exceeding 30 days from the date the offer is received.

         We believe that by making the rescission offer, the likelihood of potential contingent liability of our company for a violation of federal securities or related laws to our stockholders who did not accept the rescission offer may be substantially reduced, but not necessarily terminated. However, as a result of the possible failure to comply with the disclosure obligations described above, our liability to IHealth stockholders who fail to accept the rescission offer, or who make no election as to the rescission offer, may continue for a period of time until the applicable statutes of limitations have run. The applicable statutes of limitations vary from state to state and under federal law, the longest of which would be for up to three years from the occurrence of the violation. Additionally, any existing rights for rescission or damages under applicable securities or related laws of any IHealth stockholder may survive and not be barred by our making the rescission.

         In addition, the various states in which the purchasers reside could bring administrative actions against as a result of the rescission offer. The remedies vary from state to state but could include enjoining us from further violations of the subject state law, imposing civil penalties, seeking administrative assessments and costs for the investigations or bringing suit for damages on behalf of the purchaser.

         There is considerable legal uncertainty under both federal securities and related laws concerning the efficacy of rescission offers and general waivers with respect to barring claims that would be based on the failure to disclose information described above in a private placement. The SEC takes the position that acceptance or rejection of an offer of rescission may not bar stockholders from asserting claims for alleged violations of federal securities laws. Further, under California's Blue Sky law, which would apply to stockholders resident in that state, a claim or action based on fraud may not be waived or prohibited pursuant to a rescission offer. As a result, the rescission offer may not terminate any or all potential liability that we may have in connection with that private placement. In addition, there can be no assurance that we will be able to enforce the waiver we received in connection with the rescission offer to bar any claims based on allegations of fraud or other federal or state law violations that the rescission offerees may have, until the applicable statutes of limitations have run.

         We are also subject to compliance with the General Corporation Law of Delaware, the state of our incorporation, with respect to the rescission offer. While the General Corporation Law of Delaware does not address the issue of rescissions in relation to capital impairment matters, we do not believe that any payments made in relation to the rescission offer will represent proscribed transactions based on any of the statutory references relevant to capital impairment. There is nothing in the related laws and interpretation of the Delaware General Corporation Law which would classify a rescission offer as a stock redemption given that we did not seek to repurchase or redeem the shares, but rather afforded investors a right to treat their prior purchase as a nullity. Our financial statements reflect that we have the amounts attributable to the private placement have been segregated on our balance sheet from our capital. Consequently, any payments resulting from the rescission offer are not derived from the capital segment of our financial statements and should not be deemed impairment of capital. In effect, any payments would be in the nature of settlements of obligations rather than redemption or similar retirements of capital.

                              SELLING STOCKHOLDERS

         The following table sets forth:

         o  the name of each selling stockholder,
         o  the number of shares owned,
         o  the number of warrants owned, and
         o the number of shares being registered for resale by each selling stockholder.

         All of the shares owned by the selling stockholders may be offered hereby. Because the selling stockholders may sell some or all of the shares owned by them, and because there are currently no agreements, arrangements or understandings with respect to any such sales, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling stockholders will not own any shares after the offering.

                                                                               Shares attributed if all
                                                                                outstanding shares are
                                                                                sold but warrants are
 Name of                     Number of       Number of       Number of             not exercised
 selling                      shares         warrants     shares which may     -----------------------
 security holder               owned           owned         be offered(1)       Number      Percentage
 ---------------------      ----------      ----------    ----------------     ----------    ----------
 Richard Alberti ........      300,000         200,000         500,000            200,000         *
 Robert Bauer ...........      150,000         100,000         250,000            100,000         *
 Patrick Blees ..........      150,000         100,000         250,000            100,000         *
 Bob Bralley ............      150,000         100,000         250,000            100,000         *
 Darrell L. Brubaker(2) .    1,600,000       1,066,666       2,666,666          1,066,666       1.3%
 Brubaker Grain (3) .....      500,000         333,333         833,333            333,333         *
 Martin Scott CFO
   Consulting Services,
   Inc.(4) ..............    1,000,000              --       1,000,000                 --        --
 John P. Christensen ....      500,000         333,333         833,333            333,333         *
 Maurice & Reinaldo Costa    1,000,000         666,667       1,666,667            666,667         *
 James W. Coughlin ......      300,000         200,000         500,000            200,000         *
 Raymond S DeMarco Jr ...      150,000         100,000         250,000            100,000         *
 Anne DeVore ............      150,000         100,000         250,000            100,000         *
 Brian Donohue ..........      150,000         100,000         250,000            100,000         *
 Leonard Doorn ..........      300,000         200,000         500,000            200,000         *
 David J. Gabauer .......      300,000         200,000         500,000            200,000         *
 James Gabauer ..........      450,000         300,000         750,000            300,000         *
 GSII Corporation .......      150,000         100,000         250,000            100,000         *
 Frank Haberstroh .......      150,000         100,000         250,000            100,000         *
 Alfredo Hernandez ......      300,000         200,000         500,000            200,000         *
 Donnie Hoffard .........      150,000         100,000         250,000            100,000         *
 Gordon & Colleen Johnson    2,000,000       1,333,333       3,333,333          1,333,333       1.6%
 Kurt Johnson ...........      150,000         100,000         250,000            100,000         *
 Leonard A. Kayafas .....      150,000         100,000         250,000            100,000         *
 Randall Loper ..........      150,000         100,000         250,000            100,000         *
 Rita Loper .............      150,000         100,000         250,000            100,000         *
 Mark & Lauri Martinez ..      150,000         100,000         250,000            100,000         *
 James McKay(5)..........      750,000         500,000       1,250,000            500,000         *
 Leanne Marie McKay(5)...      750,000         500,000       1,250,000            500,000         *
 Lincoln Peter McKay(5)..      750,000         500,000       1,250,000            500,000         *
 Nicholas James McKay(5).      750,000         500,000       1,250,000            500,000         *
 James Olsen ............    1,000,000         666,667       1,666,667            666,667         *
 On-Line Obituary Service      150,000         100,000         250,000            100,000         *
 Richard Rodeman ........      300,000         200,000         500,000            200,000         *
 Michelle Serenberg .....    5,000,000              --       5,000,000                 --         *
 James E. Simmons.. .....    5,000,000              --       5,000,000                 --         *
 Arlene Solomon .........      270,000         180,000         450,000            180,000         *
 Mark Solomon ...........    2,100,000       1,400,000       3,500,000          1,400,000       1.7%
 Rakesh Taneja ..........      150,000         100,000         250,000            100,000         *
 Edward Winders .........      300,000         200,000         500,000            200,000         *
 Gary B Wollan ..........      150,000         100,000         250,000            100,000         *
 John Younts ............      150,000         100,000         250,000            100,000         *
 Herman J. Zwald ........      300,000         200,000         500,000            200,000         *
                            ----------      ----------      ----------         ----------
                            28,520,000      11,680,000      40,200,000         11,680,000

 ---------
 *  Less than one percent

 (1) Includes 11,680,000 shares which may be acquired by exercise of the outstanding Series A, B and C Warrants.
 (2) Does not include the 500,000 shares and 333,333 warrants owned by Brubaker Grains, which company is controlled by Mr. Brubaker.
 (3) Does not include the 1,600,000 shares and 1,066,666 warrants owned by Mr.Brubaker, who controls Brubaker Grains.
 (4) Issued in consideration of consulting services.
 (5) Leanne Marie McKay is the wife of Mr. James McKay, and Lincoln Peter McKay and Nicholas James McKay are their children. As a group, the McKay family would own 2.4% of our outstanding stock if they were to sell all the shares registered in their names but retain shares received upon exercise of their Series A, B and C warrants.

         Except for Martin Scott CFO Consulting Services, Inc., which has served as a financial consultant to the company, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the resale of up to 28,520,000 shares of our common stock presently outstanding together with an aggregate of 11,680,000 shares of our common stock issuable upon the exercise of outstanding warrants. The selling stockholders may from time to time sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded, or in transactions with market makers, or with private investors providing that we maintain an effective registration statement of which this prospectus is a part. If we were to fail to maintain an effective registration statement covering the resale of such shares, the selling stockholders would be required to either rely on Rule 144 of the Securities Act of 1933 for the public resale of the shares included herein, providing that the exemption from registration under that rule was then available to the particular selling stockholder, or the selling stockholder would be prohibited from publicly reselling the shares included in this prospectus until such time as we either completed a post-effective amendment to this registration statement or the selling stockholder could otherwise comply with the resale provisions of Rule 144.

         No selling stockholder is obliged to sell any of his or her shares described in this prospectus, but until the shares are quoted on a public market such as the OTC Bulleting Board, sales under this prospectus must be made at $.02 per share. Neither our common stock nor our warrants are presently traded on any market or securities exchange.

         Sales of our securities by selling stockholders will typically involve one of the following:

         o Sales in the over-the-counter market or on an exchange on which our shares may be in the future be listed, or through sales to underwriters who acquire the shares for their own account and resell them in one or more transactions, or through broker-dealers;

         o Sales in transactions other than on an exchange or in the over-the-counter market, including sales in privately negotiated transactions, or dispositions for value by a selling stockholder to its partners or members subject to rules relating to sales by affiliates; or

         o Transfers in exchange for securities issued by companies other than ours.

         Sales may be effected by other means, which can be explained by registered broker dealers, accountants, or attorneys, and after registration the shares may be used for margin or otherwise pledged, optioned, sold short, or otherwise subjected to contracts with others. Selling stockholders may also sell their securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory. We cannot assure that all or any of the selling stockholders' shares will be sold by the selling stockholders or any of them.

         Selling stockholders and any brokers, dealers, or agents effecting the sale of any of the shares described in this prospectus may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934 or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders may retain an underwriter to assist in the sale of their securities, but we are not aware that any selling stockholder has entered into any agreement with an underwriter. If we become aware of any such arrangements in the future, we would be required to amend this prospectus to describe such arrangements, and the underwriter, if a registered broker-dealer, would be required to obtain approval of its compensation arrangements from the National Association of Securities Dealers.

         We have agreed to pay all fees and expenses incident to the registration of the shares (estimated at approximately $77,500), but we are not responsible for brokerage commissions or underwriter discounts. We have also agreed to qualify or register the selling stockholders' shares, and pay any fees incident to such qualification or registration in such states as a selling stockholder may reasonably request, provided we are not required to execute a general consent to service of process or to qualify as a foreign corporation to do business in such jurisdiction. We are not obliged to pay the expenses incident to any such offering.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict certain activities of selling security holders (and their assignees and other successors in interest) and limit the timing of purchases and sales of their securities. Under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. These limitations may affect the marketability of the securities.

         We have agreed to indemnify the selling stockholders, and any underwriter acting on their behalf, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the selling stockholder or their underwriters may be required to make in respect of such liabilities.

         We have not registered the shares for sale by the selling stockholders under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which sales are to occur or the existence of an exemption from registration.

                             PENNY STOCK REGULATIONS

         In the event we establish a public market for our common stock, and the trading price for such stock is less than $5.00 per share, our common stock would be considered a "penny stock". In that event, trading would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few brokers or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. On account of these factors, a market in our common stock may never develop.

                      OTHER SHARES ELIGIBLE FOR FUTURE SALE

         At the date of this prospectus, there are 71,353,333 shares of common stock issued and outstanding and warrants to purchase an additional 11,680,000 shares, all of which are restricted securities. Of the shares outstanding, 28,520,000 are currently eligible for resale pursuant to this prospectus.

         The remaining shares, which are owned by our officers and directors, are eligible for sale under Rule 144. In general, Rule 144 permits a stockholder who has owned restricted shares for at least one year, to sell without registration up to one percent of our then outstanding common stock within a three-month period. Provided they are not "affiliates" of the company, stockholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus has been passed upon for us by Don A. Paradiso P.A., 2 South University Drive, Suite 328, Plantation, Florida 33324.

                                     EXPERTS

         Our financial statements as of and for the year ended December 31, 2004 included in this prospectus have been audited by Webb & Company, P.A., independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

         The consolidated financial statements of IHealth, Inc. as of December 31, 2003 incorporated in this prospectus have been audited by Radin Glass & Co. LLP., independent certified public accountants, as indicated in their report with respect thereto, and are incorporated in this prospectus in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations.

         For further information concerning IHealth and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through its Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference Room upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, our registration statement and other filings made with the SEC through EDGAR will be publicly available through the SEC's Internet site, http//www.sec.gov.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

                  Public Reference Room Office
                  450 Fifth Street, N.W.
                  Room 1024
                  Washington, D.C. 20549

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of:
  IHealth, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheet of IHealth, Inc. and subsidiary as of December 31, 2004, and the related statements of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of IHealth, Inc. and subsidiary as of December 31, 2004 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the consolidated financial statements, the Company had a net loss of $248,605, a working capital deficiency of $167,900, a stockholders' deficiency of $546,953 and used cash in operations of $95,695. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 15. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


WEBB & COMPANY, P.A.

Boynton Beach, Florida
April 7, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders
IHealth Inc.

We have audited the accompanying consolidated balance sheet of IHealth Inc. and subsidiaries as of December 31, 2003, and the related consolidated statement of operations, changes in stockholders' deficiency and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IHealth Inc. and subsidiaries for the year ended December 31, 2003 and its cash flows for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that IHealth, Inc. and subsidiaries will continue as a going concern. The Company is not sufficiently capitalized for its business plan. These conditions raise substantial doubt about the Company's ability to continue as a going concern as discussed in Note 15. The accompanying consolidated financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.

As discussed in Note 3, the Company restated its consolidated financial statements for the years ended December 31, 2003.


                                        Radin, Glass & Co., LLP
                                        Certified Public Accountants

New York, New York
March 16, 2004

                           IHEALTH INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
________________________________________________________________________________


                                     ASSETS
CURRENT ASSETS:
  Cash ...........................................................    $ 213,752
  Accounts receivable, net .......................................        3,732
  Inventories ....................................................       27,840
  Prepaid expenses ...............................................          729
                                                                      ---------
     Total Currents Assets .......................................      246,053

Property and equipment, net ......................................          697

Deposits .........................................................        1,450
                                                                      ---------

  TOTAL ASSETS ...................................................    $ 248,200
                                                                      =========

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
Accounts payable and accrued expenses ............................    $  71,045
Accrued payroll ..................................................      312,908
Notes payable - related parties ..................................       30,000
                                                                      ---------
     Total Current Liabilities ...................................      413,953

Note Payable - Stockholder .......................................      200,000
                                                                      ---------

  TOTAL LIABILITIES ..............................................      613,953

Common Stock Subject to Rescission Offer, $.0001  par value,
     18,120,000 shares issued and outstanding ....................      181,200
                                                                      ---------

COMMITMENTS AND CONTINGENCIES ....................................            -

STOCKHOLDERS' DEFICIENCY
Common stock $.0001 par value authorized 200,000,000 shares
 53,500,000 shares issued and outstanding ........................        5,350
Additional paid-in capital .......................................       96,221
Accumulated deficit ..............................................     (648,524)
                                                                      ---------
  TOTAL STOCKHOLDERS' DEFICIENCY .................................     (546,953)
                                                                      ---------

  TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY .................    $ 248,200
                                                                      =========

                 See Notes to Consolidated Financial Statements

                           IHEALTH INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
________________________________________________________________________________


                                                       For the Year Ended
                                                      2004             2003
                                                  ------------     ------------
                                                                     restated
                                                                      Note 3

SALES ........................................    $     72,019     $     15,545

COST OF GOODS SOLD ...........................          53,486           14,198
                                                  ------------     ------------

GROSS PROFIT .................................          18,533            1,347

OPERATING EXPENSES:
  General and administrative expenses ........         247,152          292,141
  Depreciation ...............................             628              397
                                                  ------------     ------------

 TOTAL OPERATING EXPENSES ....................         247,780          292,538
                                                  ------------     ------------

Net loss from operations .....................        (229,247)        (291,191)

OTHER INTEREST INCOME (EXPENSE), NET .........         (19,358)         (13,021)

  Net loss before income taxes ...............        (248,605)        (304,212)
                                                  ------------     ------------

  Income taxes ...............................               -                -
                                                  ------------     ------------

NET LOSS .....................................    $   (248,605)    $   (304,212)
                                                  ------------     ------------

Weighted average number of common shares
  outstanding ................................      53,500,000       45,395,890
                                                  ============     ============

Basic net loss per share .....................    $     (0.000)    $     (0.000)
                                                  ============     ============

                 See Notes to Consolidated Financial Statements

                                     IHEALTH INC. AND SUBSIDIARY
                          STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                           FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
___________________________________________________________________________________________________

                                      Common Stock                        Additional
                                 ----------------------      Paid-in     Accumulated
                                   Shares        Amount      Capitial      Defecit          Total
                                 ----------      ------      --------    -----------      ---------
Balance, December 31, 2002       42,500,000      $4,250      $     -      $ (95,707)      $ (91,457)

Stock issued for services .       1,000,000         100        9,900              -          10,000

Sale of common stock ......      10,000,000       1,000       86,321              -          87,321

Net Loss ..................               -           -            -       (304,212)       (304,212)
                                 ----------      ------      -------      ---------       ---------

Balance December 31, 2003
 restated Note 3 ..........      53,500,000       5,350       96,221       (399,919)       (298,348)

Net Loss ..................               -           -            -       (248,605)       (248,605)
                                 ----------      ------      -------      ---------       ---------

Balance December 31, 2004 .      53,500,000      $5,350      $96,221      $(648,524)      $(546,953)
                                 ==========      ======      =======      =========       =========


                           See Notes to Consolidated Financial Statements

                                                 F-5

                                     IHEALTH INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENT OF CASH FLOWS
                           FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
___________________________________________________________________________________________________

                                                                               For the Year Ended
                                                                                   December 31,
                                                                                2004         2003
                                                                              ---------   ---------
                                                                                           restated
                                                                                            Note 3
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss ..................................................................  $(248,605)  $(304,212)
 Adjustments to reconcile net loss to net cash used in operating activities
  Depreciation .............................................................        628         397
  Allowance for doubtful accounts ..........................................      4,113           -
  Equity issued for services ...............................................          -      10,000
 Changes in operating assets and liabilities:
  Increase in accounts receivable ..........................................     (4,644)     (3,201)
  Increase in inventories ..................................................     (5,959)    (21,881)
  Increase in deposits .....................................................          -      (1,450)
  Other liabilities ........................................................       (729)          -
  Accounts payable and accrued expenses ....................................     40,751      25,294
  Accrued payroll ..........................................................    118,750     124,033
                                                                              ---------   ---------
 Net Cash Used In Operating Activities .....................................    (95,695)   (171,020)
                                                                              ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property & equipment ..........................................          -        (920)
                                                                              ---------   ---------
 Net Cash Used In Investing Activities .....................................          -        (920)
                                                                              ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from note payable - stockholder ..................................    200,000           -
 Proceeds from note payable - related party ................................     30,000           -
 Proceeds from issuance of common stock ....................................          -      87,321
 Increase in equity subject to rescission ..................................          -      92,700
                                                                              ---------   ---------
 Net Cash Provided By Financing Activities .................................    230,000     180,021
                                                                              ---------   ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS ..................................    134,305       8,081

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ...............................     79,447      71,366
                                                                              ---------   ---------

CASH AND CASH EQUIVALENTS, END OF YEAR .....................................  $ 213,752   $  79,447
                                                                              =========   =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Interest paid ..............................................................  $       -   $       -
                                                                              =========   =========
Income taxes ...............................................................  $       -   $       -
                                                                              =========   =========

SUPPLEMENTAL DISCLOSURE ON NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equity issued for services .................................................  $       -   $  10,000
                                                                              =========   =========
Conversion of equity subject to rescission .................................  $       -   $  92,700
                                                                              =========   =========

                           See Notes to Consolidated Financial Statements

                                                 F-6

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


1.   ORGANIZATION AND BASIS OF PRESENTATION

     IHealth Inc. is a Delaware corporation formed in April 2002. IHealth Inc. is engaged in the business of marketing and retailing a broad line of high quality value-priced sun care products in Florida through its wholly owned subsidiary Teeka Tan, Inc. IHealth, Inc. and Teeka Tan, Inc. are hereafter referred to as (the "Company").

     Prior to 2004, the Company was considered a development stage company. During 2004, the Company is no longer considered a development stage company.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Teeka Tan, Inc. Intercompany accounts and transactions have been eliminated in consolidation.

     REVENUE RECOGNITION

     Revenue is recognized when earned, as products are completed and delivered to customers. If the Company had any merchandise on consignment, the related sales from merchandise on consignment would be recorded when the retailer sold such merchandise.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents.

     ACCOUNTS RECEIVABLE

     The Company is required to estimate the collectability of its accounts receivable. The Company's reserve for doubtful accounts is estimated by management based on a review of historic losses and the age of existing receivables from specific customers.

     CONCENTRATION OF CREDIT RISK

     The Company at times has cash in banks in excess of FDIC insurance limits and places its temporary cash investments with high credit quality financial institutions. At December 31, 2004, the Company had approximately $99,300 in cash in excess of FDIC insurance limits. During 2004 and 2003, 100% of the Company's products were produced by one manufacturer. Duirng 2004, one customer accounted for approximally 28% of the Company's sales.

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


     USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INVENTORIES

     The Company's inventories consist entirely of purchased finished goods. Inventories are stated at lower of cost or market. Cost is determined on the first-in, first-out basis.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the individual assets. The estimated useful life of the computer equipment is three years.

     ADVERTISING COSTS

     Advertising costs are expensed as incurred. Total advertising costs charged to operations for the years ended December 31 2004 and 2003 amounted to $1,081, and $3,876, respectively.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash, receivables, accrued expenses and notes payable approximate fair value based on the short-term maturity of these instruments.

     INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes as set forth in SFAS 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The Company has a net operating loss carryforward of approximately $648,500, which expire at various times through 2024. The Company has recorded a reserve of $220,490 against the deferred tax asset due to the Company having no profitable operating history. The reconciliation between the statutory federal rate of 34% and the effective federal income tax rate of 0% is an increase to the valuation allowance for the net operating loss carryforward. During 2004, the Company recorded an increase in the valuation allowance of $162,890.

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


     LOSS PER SHARE

     The Company has adopted SFAS 128, "Earnings per Share." Loss per common share are computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Stock options were not included in the computation of loss per share for the periods presented because their inclusion is anti-dilutive or their effect is not material.

     BUSINESS SEGMENTS

     The Company operates in one segment and therefore segment information is not presented.

     STOCK BASED COMPENSATION

     The Company accounts for employee stock options in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees" and has adopted the disclosure-only option under SFAS No. 123. The Company accounts for non-employee stock transactions in accordance with SFAS No. 123 as amended by SFAS 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" requires that companies, which do not elect to account for stock-based compensation as prescribed by this statement, disclose the pro-forma effects on earnings per share as id SFAS 123 has been adopted. No table has been presented since there are no reconciling items.

     NEW ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4"" SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67," SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29," and SFAS No. 123 (revised 2004), "Share-Based Payment," were recently issued. SFAS No. 151, 152, 153 and 123 (revised 2004) have no current applicability to the Company and have no effect on the financial statements.

3.   RESTATEMENT OF 2003 AND 2002

     The financial statements for the year ended December 31, 2003 have been restated due to the Company discovering that the authorized capitalization was not sufficient to permit the Company issue common stock sold to investors during the private placement prior to February 14, 2003. Between 2002 and April 2003 the Company issued an aggregate of 18,120,000 shares of common stock. The following adjustments and reclassifications have been made to the December 31, 2003 financial statements are detailed as follows:

     a. Common stock - has been restated to reduce the number of shares issued of (1,812).

     b. APIC has been restated reduced by $(179,388).

     c. The shares issued during 2002 through April 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

     d. Interest expense has been accrued at the rate of 7% on the money received in the private placement, $13,722 for the year ended December 31, 2003, increasing the net loss by $13,722 to $(304,212).

     e. Subscription receivable at December 31, 2002 reported a $10,000 receivable that has been removed from the Consolidated Statement of changes in stockholders' deficit since these shares were part of the shares subject to rescission.

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


4.   ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 2004 consisted of the following:

           Accounts receivable                    $ 7,845
           Less allowance for doubtful accounts    (4,113)
                                                  -------

           Accounts receivable, net               $ 3,732
                                                  =======

     For the years ended December 31, 2004 and 2003, the Company recorded a provision for doubtful accounts of $4,113 and $0, respectively.

5.   PROPERTY AND EQUIPMENT

     At December 31, 2004 property and equipment consisted of the following:

           Computer equipment                     $ 1,882
           Less accumulated depreciation           (1,185)
                                                  -------

                                                  $   697
                                                  =======

     Depreciation expense for the years ended December 31, 2004 and 2003 was $628 and $297 respectively.

6.   ACCRUED PAYROLL

     As of December 31, 2004, the Company recorded $312,908 for payroll liabilities due to senior management of the Company for compensation. The officers of the Company have elected to defer payment of salary until March 1, 2005, or on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceeding $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

7.   NOTES PAYABLE - RELATED PARTY

     In December 2004 our three executive officers and one of our employees lent us an aggregate of $30,000 for general working capital. Under the terms of these notes, the principal and interest at the rate of 4% per annum are due on demand, provided, however, that the lender may not demand payment until such time as the rescission offer described elsewhere herein has been completed and all stockholders who have accepted the rescission offer have been paid in full.

8.   CONVERTIBLE NOTE PAYABLE - STOCKHOLDER

     In August 2004 the Company issued a $200,000 convertible debenture to a principal stockholder of the Company. The debenture pays interest of 10% per annum, and all principal and accrued interest is due on or before August 26, 2006. Commencing on August 26, 2005 all or any portion of the principal amount of debenture and any accrued but unpaid interest is convertible at the option of the holder into shares of our common stock at a conversion price of $0.075 per share. There was no beneficial conversion feature on the issue of the note payable.

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


9.   EQUITY TRANSACTIONS

     Between August 2002 and April 30, 2003, the Company issued 120,800 additional Units of common stock through a private placement offer. The price of these Units was $1.50 per unit.

     In September 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

     In September 2003 the Company issued 1,000,000 shares of common stock valued at $10,000 to a consultant in lieu of consulting fees.

     In October 2003 the Company sold an additional 5,000,000 shares of common stock to an investor for $50,000.

10.  AUTHORIZED SHARES

     In September 2003, the Company offered an initial rescission offer to its investors who had purchased common stock of the Company prior to February 13, 2003, since the Company had discovered that the authorized capitalization was insufficient to permit the Company to issue the Common stock. The Company amended the Certificate of Incorporation authorizing for the Company to increase its authorized shares to 200,000,000. All of such investors had waived their rights to the initial rescission of the original issuance of common stock as of December 31, 2004 (See Note 13).

11.  WARRANTS

     During the year ended December 31, 2003, there were 120,800 warrants issued pursuant to the private placement offer. These warrants expire on July 25, 2006, and are all callable by the Company for $0.0001 per share if the stock exceeds $1.00 trading value per share. The 120,800 issued warrants consisted of 120,800 Series A warrants to purchase 2,416,000 shares of common stock at $.25 per share, 120,800 Series B warrants to purchase 6,040,000 shares of common stock at $.37 per share and 120,800 Series C warrants to purchase 3,624,000 shares of common stock at $.50 per share.

12.  COMMITMENTS AND CONTINGENCIES

     EMPLOYMENT AGREEMENTS

     The Company has employment contracts with its President and Vice President, which extend through April 2007. These contracts call for salaries of $50,000 each for the contract year ending April 15, 2004, $75,000 each for the contract year ending April 15, 2005, $100,000 each for the contract year ending April 15, 2006, $150,000 for the contract year ending April 15, 2007. Such contracts may be terminated by the Company with or without cause on 30 days notice. In the event these officers resign or are dismissed for cause, their compensation ceases as of the date of termination, but their rights to any other compensation benefits ( such as stock options, if any) would be governed by the terms of such plan. The officers of the Company have elected to defer the payment of salary until March 1, 2005, or

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


     on such earlier date as the Company shall have generated positive cash flow from operations or has net assets exceed $500,000. Salaries may be further deferred if the Company's board of directors determines that such deferral is in the Company's best interest of the Company.

     LEASE COMMITMENTS

     The Company currently leases its primary office space on a month to month basis from an affiliate of the officers of the Company. Rent expense for the years ended December 31, 2004 and 2003 was $12,000 and $12,000, respectively.

     The Company leases a car under an operating lease that expires in August 2006. The lease requires the Company to make monthly payments of $275. Future minimum lease payments are approximately as follows:

           Year Ended December 31,
                     2005              $ 3,298
                     2006                2,199
                                       -------

                                       $ 5,497
                                       =======

     Lease expense for the years ended December 31, 2004 and 2003 was $3,298 and $825, respectively.

13.  COMMON STOCK SUBJECT TO RESCISSION OFFER

     In October 2003, the Company learned that the private placement offers made both prior to and after February 14, 2003 may have violated federal securities laws based on the inadequacy of the Company's disclosures made in its offering documents for the units concerning the lack of unauthorized shares. Based on potential violations that may have occurred under the Securities Act of 1933, the Company is making a rescission offer to both investors who acquired the Company's common stock prior to February 13, 2003 and who had received the initial rescission offer, as well as to investors who had acquired the Company's common stock subsequent to February 14, 2003, since they were not informed of the original rescission offer. As such, the proceeds of $181,200 from the issuance of 18,120,000 shares of common stock through April 30, 2003 have been classified outside of equity in the balance sheet and classified as common stock subject to rescission.

14.  RELATED PARTY TRANSACTIONS

     See Notes 6, 7 and 12.

                          IHEALTH, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             AS OF DECEMBER 31, 2004
________________________________________________________________________________


15.  GOING CONCERN

     As reflected in the accompanying financial statements for 2004 and 2003, the Company has a net loss of $248,605 and $304,212 respectively, a working capital deficiency of $167,900, a stockholders' deficiency of $546,953 and used cash in operations of $95,695. These factors raise substantial doubt about the Company's ability to continue as a going concern

     The Company's continued existence is dependent upon its ability to raise capital and to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

16.  SUBSEQUENT EVENTS

     During 2005, the Company refunded one investor their investment of $6,000 under the rescission offer resulting in the return of 600,000 shares of common stock.

     During 2005, the Company sold 333,333 units to an accredited investor for gross proceeds of $25,000. Each unit consists of one share of common stock and one three year stock purchase warrant exercisable at $0.15 per share.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until June 16, 2005 (45 days after the date of this prospectus), all dealers that effect transactions these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                TABLE OF CONTENTS

                                          Page
                                          ----
Prospectus Summary..........................5
Risk Factors................................5            IHEALTH, INC.
Market for Common Equity and Related
Stockholder Matters.........................10
Selected Consolidated Financial Data........11            PROSPECTUS
Capitalization..............................11            ----------
Use of Proceeds.............................12
Cautionary Statements Regarding
Forward-Looking Information.................12
Management's Discussion and                               May 2, 2005
  Analysis or Plan of Operation.............12
Our Business................................20
Management..................................28
Certain Relationships and
    Related Transactions....................35
Principal Stockholders......................36       28,520,000 SHARES OF
Description of Securities...................40     OUTSTANDING COMMON STOCK
Selling Security Holders....................45
Plan of Distribution .......................56       11,680,000 SHARES OF
Shares Eligible for Future Sale.............58       COMMON STOCK ISSUABLE
Legal Matters...............................58     UPON EXERCISE OF WARRANTS
Experts.....................................58
Additional Information......................58
Financial Statements.......................F-1